FOR IMMEDIATE RELEASE
                             April 26, 2006

NORFOLK SOUTHERN REPORTS RECORD REVENUES;
NET INCOME INCREASES 57 PERCENT

For first-quarter 2006 vs. first-quarter 2005:

* Railway operating revenues of $2.3 billion were the highest of any quarter in Norfolk Southern's history.

* Income from railway operations climbed 37 percent to $551 million and set a first-quarter record.

* Net income increased 57 percent to $305 million, or $0.72 per diluted share.

*   The railway operating ratio improved 3.3 percentage points to
    76.1 percent.

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) today reported first-quarter net income of $305 million, or $0.72 per diluted share, an increase of 57 percent compared with $194 million, or $0.47 per diluted share, for the first quarter of 2005.

     "Continued strong demand for rail service allowed us to produce a substantial improvement over the prior year," said Wick Moorman, Norfolk Southern's chief executive officer. "From our vantage point, demand for rail transportation remains healthy, and our first-quarter results reflect solid execution throughout the enterprise. I'm even more encouraged that we were able to achieve our lowest first-quarter operating ratio since the Conrail transaction and report continuing substantial volume growth in conjunction with our improved earnings."

     Railway operating revenues of $2.3 billion were the highest of any quarter in Norfolk Southern's history and improved 17 percent compared with $1.96 billion in the first quarter of 2005.

     General merchandise revenues were a record $1.28 billion, an increase of 18 percent compared with the same period a year earlier. The gains were due primarily to higher average revenues and a 3 percent increase in traffic volumes. Each of the major business groups reported revenue improvements. Agricultural product revenues increased by 38 percent, metals and construction by 25 percent, paper, clay and forest products by 14 percent, chemical products by 11 percent and automotive by 4 percent.

     Coal revenues climbed $92 million, or 20 percent, to $559 million, compared with the same period last year, primarily a result of higher average revenues and a 4 percent increase in coal volumes.

     Intermodal revenues set a first-quarter record, rising 14 percent to $466 million compared with the same period a year earlier. The improvement was driven by higher average revenues and an 8 percent increase in traffic volume, reflecting strength in the international and truckload sectors.

    First-quarter railway operating expenses were $1.75 billion, up 12 percent over the same period in 2005. Higher compensation and benefits, a 54 percent increase in diesel fuel expense and costs of handling additional business volumes contributed to the increases during the quarter.

    The first-quarter operating ratio of 76.1 percent was an improvement of 3.3 percentage points compared with 79.4 percent during first-quarter 2005.

     Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,200 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

                                 # # #

Norfolk Southern contacts:
(Media) Bob Fort, 757-629-2710 (rcfort@nscorp.com)
(Investors) Leanne Marilley, 757-629-2861(leanne.marilley@nscorp.com)







                Norfolk Southern Corporation and Subsidiaries
                      Consolidated Statements of Income
                                (Unaudited)
                       ($ millions except per share)


                                                   Three Months Ended
                                                        March 31,
                                                     2006       2005
                                                     ----       ----
Railway operating revenues:
  Coal                                           $    559    $    467
  General merchandise                               1,278       1,086
  Intermodal                                          466         408
                                                  -------     -------
    TOTAL RAILWAY OPERATING REVENUES                2,303       1,961
                                                  -------     -------

Railway operating expenses:
  Compensation and benefits (note 1)                  721         604
  Materials, services and rents                       471         436
  Conrail rents and services                           32          35
  Depreciation                                        183         193
  Diesel fuel                                         231         150
  Casualties and other claims (note 2)                 53          78
  Other                                                61          62
                                                  -------     -------
    TOTAL RAILWAY OPERATING EXPENSES                1,752       1,558
                                                  -------     -------

     Income from railway operations                   551         403

Other income - net                                     35           2
Interest expense on debt                              120         128
                                                  -------     -------
     Income before income taxes                       466         277

Provision for income taxes:
  Current                                             162          59
  Deferred                                             (1)         24
                                                  -------     -------
    TOTAL INCOME TAXES                                161          83
                                                  -------     -------

    NET INCOME                                   $    305    $    194
                                                  =======     =======

Earnings per share:
  Basic                                          $   0.74    $   0.48
  Diluted                                        $   0.72    $   0.47

Average shares outstanding (000's):
  Basic                                           412,444     401,771
  Diluted                                         421,773     410,107


See notes to consolidated financial statements.

---------------------------------------------------------------------
              Norfolk Southern Corporation and Subsidiaries
                       Consolidated Balance Sheets
                              (Unaudited)
                              ($ millions)

                                              March 31,  December 31,
                                                2006        2005
                                                ----        ----
ASSETS
Current assets:
  Cash, cash equivalents and
    short-term investments                  $  1,542         $  1,257
  Accounts receivable - net (note 2)             985              931
  Materials and supplies                         143              132
  Deferred income taxes                          167              167
  Other current assets                           107              163
                                             -------          -------
    Total current assets                       2,944            2,650

  Investments                                  1,623            1,590

  Properties less accumulated depreciation    20,756           20,705

  Other assets (note 2)                          918              916
                                             -------          -------
    TOTAL ASSETS                            $ 26,241         $ 25,861
                                             =======          =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable (note 2)                 $  1,036         $  1,163
  Income and other taxes                         301              231
  Other current liabilities                      276              213
  Current maturities of long-term debt           348              314
                                             -------          -------
    Total current liabilities                  1,961            1,921

Long-term debt                                 6,550            6,616

Other liabilities (note 2)                     1,408            1,415

Deferred income taxes                          6,613            6,620
                                             -------          -------
    TOTAL LIABILITIES                         16,532           16,572
                                             -------          -------
Stockholders' equity:
  Common stock $1.00 per share par value         436              431
  Additional paid-in capital                   1,220              992
  Unearned restricted stock                       --              (17)
  Accumulated other comprehensive loss           (85)             (77)
  Retained income                              8,158            7,980
                                             -------          -------
                                               9,729            9,309
  Less treasury stock at cost,
   20,833,125 shares                             (20)             (20)
                                             -------          -------
    TOTAL STOCKHOLDERS' EQUITY                 9,709            9,289
                                             -------          -------
    TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                   $ 26,241         $ 25,861
                                             =======          =======


See notes to consolidated financial statements.
---------------------------------------------------------------
              Norfolk Southern Corporation and Subsidiaries
                  Consolidated Statements of Cash Flows
                              (Unaudited)


                                                  Three Months Ended
                                                          March 31,
                                                        ($ millions)
                                                      2006         2005
                                                      ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $ 305       $  194
  Reconciliation of net income to
   net cash provided by operating activities:
    Depreciation                                       185          197
    Deferred income taxes                               (1)          24
    Equity in earnings of Conrail                       (6)          (6)
    Gains on properties and investments                (19)          (7)
    Changes in assets and liabilities
     affecting operations:
       Accounts receivable                             (54)         (52)
       Materials and supplies                          (11)         (10)
       Other current assets                             28           23
       Current liabilities other than debt              53           36
       Other - net                                      30            9
                                                   -------      -------
        Net cash provided by operating activities      510          408

CASH FLOWS FROM INVESTING ACTIVITIES:
  Property additions                                  (256)        (144)
  Property sales and other transactions                 52            4
  Investments, including short-term                   (354)        (303)
  Investment sales and other transactions              267          216
                                                   -------      -------
        Net cash used for investing activities        (291)        (227)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends                                            (66)         (44)
  Common stock issued - net                            183           66
  Purchase and retirement of common stock (note 3)     (67)          --
  Proceeds from borrowings                              --          332
  Debt repayments                                      (32)        (138)
                                                   -------      -------
        Net cash provided by financing activities       18          216
                                                   -------      -------
        Net increase in cash and cash equivalents      237          397

CASH AND CASH EQUIVALENTS:
  At beginning of year                                 289          467
                                                   -------      -------
  At end of period                                     526          864

SHORT-TERM INVESTMENTS AT END OF PERIOD              1,016          255
                                                   -------      -------

CASH, CASH EQUIVALENTS AND SHORT-TERM
  INVESTMENTS AT END OF PERIOD                    $  1,542     $  1,119
                                                   =======      =======

SUPPLEMENTAL DISCLOSURE OF CASHFLOW INFORMATION
  Cash paid during the year for:
    Interest (net of amounts capitalized)         $     63      $    70
    Income taxes (net of refunds)                 $     17      $    --


See notes to consolidated financial statements.
-----------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.	ADOPTION OF SFAS 123(R), "SHARE-BASED PAYMENT"
	Effective January 1, 2006, NS adopted Statement of Financial Accounting Standards, No. 123(R), "Share-Based Payment,"
	[SFAS 123(R)]. This statement applies to awards granted, modified, repurchased or cancelled after the effective date as well as awards that are unvested at the effective date and includes, among other things, the requirement to expense the fair value of stock options. As a result of the implementation of SFAS 123(R), compensation and benefits expense in the first quarter of 2006 included $27 million for the immediate expensing of awards granted to retirement eligible employees and $4 million for stock options granted to non-retirement eligible employees.

2.	GRANITEVILLE DERAILMENT -
      In the first quarter of 2005, NS recorded a liability related to the Jan. 6, 2005, derailment in Graniteville, SC. The liability, which includes a current and long-term portion, represents NS'
	best estimate based on current facts and circumstances. The estimate includes amounts related to business property damage and other economic losses, personal injury and individual property damage claims as well as third-party response costs. NS' commercial insurance policies are expected to cover expenses related to this derailment above NS' self-insured retention, including its own response costs and legal fees. Accordingly, the Consolidated Balance Sheet reflects a current and long-term receivable for estimated recoveries from its insurance carriers.

      Results for the first quarter of 2005 include approximately
	$35 million of expenses related to this incident, which represents NS' retention under its insurance policies and other uninsured costs, and which reduced net income by approximately $21 million, or 5 cents per diluted share.

      While it is reasonable to expect that the liability for covered losses could differ from the amount recorded, such a change would be offset by a corresponding change in the insurance receivable.
      As a result, NS does not believe that it is reasonably likely that its net loss (the difference between the liability and future recoveries) will be materially different than the loss recorded in 2005. NS expects at this time that insurance coverage is adequate
	to cover potential claims and settlements above its self-insurance retention.

3.	STOCK REPURCHASE PROGRAM -
	In November 2005, NS' Board of Directors authorized the repurchase of up to 50 million shares of NS common stock through the end of 2015. During the first quarter of 2006, cash flows from financing activities included $67 million for the purchase and retirement of 1,310,000 shares of common stock under this program.